Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On November 15, 2022, Nephros, Inc. (“the Company”) consummated the transactions contemplated by the Agreement for Purchase and Sale of Assets, dated October 4, 2022 (the “Purchase Agreement”), between the Company and BWSI, LLC (the “Purchaser”), pursuant to which the Company agreed to sell substantially all of the assets and transfer certain liabilities relating to the Company’s pathogen detection systems business (the “PDS Business”). Following the Company’s entry into the Purchase Agreement on October 4, 2022, the PDS Business was classified as discontinued operations in the Company’s condensed consolidated financial statements and excluded from continuing operations and the related assets and liabilities were classified as held for sale beginning in the third quarter of 2022.

The following unaudited pro forma financial statements give effect to the sale of the PDS Business and have been prepared in accordance with the Article 11 and Rule 8-05 of Regulation S-X. The unaudited pro forma balance sheet as of September 30, 2022, has been prepared assuming the sale of the PDS Business was consummated as of such date. The unaudited pro forma statements of operations for nine months ended September 30, 2022, and the year ended December 31, 2021, have been prepared assuming that the sale of the PDS Business occurred as of the first day of each such period. The data presented in the columns labeled “Historical” is derived from the Company’s historical unaudited consolidated condensed balance sheets as of September 30, 2022, and the consolidated statements of operations for the nine months ended September 30, 2022, the year ended December 31, 2021.

The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of the results of future operations or future financial position of the Company or the actual results of operations or financial position that would have occurred had the sale of the PDS Business been consummated as of the dates indicated above. The unaudited pro forma financial information should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2021, and the Company’s unaudited condensed consolidated financial statements and accompanying notes included in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2022.

NEPHROS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2022

(In thousands, except share amounts)

	Historical Nephros	Adjustment for PDS		Pro forma Nephros Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,940	$-		$3,940
Accounts receivable, net	1,374	(45)	A	1,329
Inventory	3,488	-		3,488
Prepaid expenses and other current assets	186	-		186
Current assets held for sale	130	(130)	B	-
Total current assets	9,118	(175)		8,943

Property and equipment, net	128	-		128
Operating right-use-of assets	404	-		404
Intangible assets, net	433	-		433
Goodwill	759	-		759
License and supply agreement, net	435	-		435
Other assets	58	-		58
Total assets	$11,335	$(175)		$11,160

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Secured note, current portion	$141	$-		$141
Accounts payable	779	(14)	A	765
Accrued expenses	272	(24)	A	248
Current portion lease liabilities	229	-		229
Current liabilities held for sale	130	(130)	B	-
Total current liabilities	1,551	(168)		1,383

Financing obligation, net of current portion	2	-		2
Lease liabilities	201	-		201
Total liabilities	1,754	(168)		1,586

Commitments and Contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 5,000,000 shares authorized at September 30, 2022; no shares issued and outstanding September 30, 2022.	-	-		-
Common stock, $.001 par value; 40,000,000 shares authorized at September 30, 2022; 10,303,818 shares issued and outstanding at September 30, 2022	10	-		10
Additional paid-in capital	148,275	-		148,275
Accumulated deficit	(141,983)	(7)	C	(141,990)
Subtotal	6,302	(7)		6,295
Noncontrolling interest	3,279	-		3,279
Total stockholders’ equity	9,581	(7)		9,574
Total liabilities and equity	$11,335	$(175)		$11,160

NEPHROS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months ended September 30, 2022

(In thousands, except share amounts)

	Historical Nephros	Adjustment for PDS	Pro forma Nephros Combined
Net revenues:
Product revenues	$7,387	$-	$7,387
Royalty and other revenues	30	-	30
Total net revenues	7,417	-	7,417

Cost of goods sold	4,195	-	4,195
Gross margin	3,222	-	3,222

Operating expenses:
Research and development	896	-	896
Depreciation and amortization	162	-	162
Selling, general and administrative	5,806	-	5,806
Total operating expenses	6,864	-	6,864
Loss from continuing operations	(3,642)	-	(3,642)

Interest expense	17	-	17
Interest income	(7)	-	(7)
Other (income) expense, net	(94)	-	(94)
Loss before income taxes from continuing operations	(3,558)	-	(3,558)

Income tax benefit	-	-	-
Loss from continuing operations	(3,558)	-	(3,558)

Net loss from discontinued operations	(2,700)	2,700	-

Net loss	(6,258)	2,700	(3,558)

Less: Deemed dividend attributable to noncontrolling interest	(206)	-	(206)

Net loss attributable to continuing non-controlling interest	(206)	-	(206)

Net loss attributable to Nephros Inc shareholders	(6,464)	2,700	(3,764)

Loss per common share from continuing operations	$(0.35)		$(0.35)
Loss per common share from discontinued operations	$(0.26)		$-

Net loss per common share, basic and diluted	$(0.61)		$(0.35)

Net loss per common share attributable to continuing non-controlling interest	$(0.02)		$(0.02)

Net loss per common share attributable to Nephros Inc. shareholders	$(0.63)		$(0.37)
Weighted average common shares outstanding, basic and diluted	10,278,258		10,278,258

NEPHROS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year ended December 31, 2021

(In thousands, except share amounts)

	Historical Nephros	Adjustment for PDS	Pro forma Nephros Combined
Net revenues:
Product revenues	$10,204	$(139)	$10,065
Royalty and other revenues	200	(48)	152
Total net revenues	10,404	(187)	10,217

Cost of goods sold	4,661	(77)	4,584
Gross margin	5,743	(110)	5,633

Operating expenses:
Research and development	7,710	(668)	7,042
Depreciation and amortization	202	(10)	192
Selling, general and administrative	2,166	(515)	1,651
Total operating expenses	10,078	(1,193)	8,885
Loss from operations	(4,335)	1,083	(3,252)

Interest expense	41	-	41
Interest income	(10)	-	(10)
Other (income) expense, net	(17)	-	(17)
Extinguishment of PPP loan	(482)	-	(482)
Loss before income taxes	(3,867)	1,083	(2,784)

Income tax benefit	-	-	-
Net income (loss)	(3,867)	1,083	(2,784)

Less: Deemed dividend attributable to noncontrolling interest	240	-	240

Net loss attributable to Nephros Inc shareholders	(4,107)	1,083	(3,024)

Net loss per common share attributable to Nephros Inc. shareholders	$(0.41)		$(0.30)
Weighted average common shares outstanding, basic and diluted	10,017,830		10,017,830

Nephros, Inc.

Unaudited Pro Forma Financial Information

Notes to the Unaudited Pro Forma Financial Statements

A. Reflects balances of net assets or liabilities as of December 31, 2021, identified and assigned to the PDS Business.

B. Reflects balances of assets and liabilities as of December 31, 2021, assigned to the PDS Disposal Group.

C. Reflects net amount of the assets and liabilities identified and assigned to the PDS Business and Disposal Group.